Lazar Levine & Felix LLP
                          350 Fifth Avenue - Suite 6820
                            New York, New York 10118




March 5, 2002

Securities and Exchange Commission
Mail Stop 0409
450 Fifth Street, NW
Washington, D.C. 20549

Re: Homes For America Holdings, Inc. Form 10-SB

To Whom It May Concern:

Homes For America Holdings, Inc. has provided Lazar Levine & Felix, LLP with a copy of the disclosure it is making in response to Item 304 of Regulation S-B. The firm agrees with the Company's disclosure in its entirety.

Lazar Levine & Felix, LLP was the independent accountant and auditors with respect to Homes For America Holdings' financial statements for the three fiscal years ended December 31, 1998, 1999 and 2000. In March of 2002, the Company's
Board of Directors determined that it would be in their best interests to dismiss Lazar Levine & Felix, LLP. The firm was dismissed on March 5, 2002.

The replacement of Lazar Levine & Felix, LLP by Thomas Stephen & Company, LLP was not the result of any disagreement with Homes For America Holdings on any matter of accounting principles or practice, financial statement disclosure or auditing scope, procedure or any other matter. Moreover, no report issued by Lazar Levine & Felix, LLP contained any adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

Sincerely,

Lazar Levine & Felix, LLP

/s/ Neil Weisbrod
---------------------------
Neil Weisbrod

March 5, 2002



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